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                                  ABGENIX, INC.

                                       and

                         IMMGENICS PHARMACEUTICALS INC.

                                       and

                            CIBC MELLON TRUST COMPANY
                                   as Trustee

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                  VOTING, EXCHANGE AND CASH PUT TRUST AGREEMENT
                                November 3, 2000

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                  VOTING, EXCHANGE AND CASH PUT TRUST AGREEMENT

      THIS VOTING TRUST, EXCHANGE AND CASH PUT AGREEMENT made as of November 3, 2000, among Abgenix, a corporation existing under the laws of Delaware (hereinafter referred to as "Abgenix"), ImmGenics Pharmaceuticals Inc., a corporation existing under the laws of British Columbia (hereinafter referred to as "Company") and CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada (hereinafter referred to as "Trustee").

                                    RECITALS:

      (a) In connection with an acquisition agreement (as amended, supplemented and/or restated, the "Acquisition Agreement") made as of September 25, 2000 between Abgenix, Abgenix Canada Corporation ("Abgenix Canada") and the Company, the Company is to issue exchangeable shares to certain holders of securities of the Company pursuant to the plan of arrangement contemplated in the Acquisition Agreement; and

      (b) Pursuant to the Acquisition Agreement, Abgenix and the Company are required to execute a voting trust, exchange and cash put agreement substantially in the form of this Agreement.

      In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1 Definitions

      In this Agreement, the following terms shall have the following meanings:

      "Abgenix Canada" means Abgenix Canada Corporation, a Nova Scotia unlimited liability company wholly owned by Abgenix.

      "Abgenix Meeting" has the meaning ascribed thereto in Section 4.2.

      "Abgenix Common Shares" means common shares in the capital stock of Abgenix.

      "Abgenix Special Voting Share" means the one special voting share in the capital of Abgenix issued in connection with the Plan of Arrangement which entitles the holder of record to such number of votes at meetings of holders of Abgenix Common Shares that equals the product of (a) the number of Company Special Shares outstanding from time to time (other than Company Special Shares

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                                      -2-


      held by Abgenix and Affiliates of Abgenix), multiplied by (b) the Exchange Ratio, which share is to be issued to and voted by the Trustee as described herein.

      "Abgenix Successor" has the meaning ascribed thereto in Section 11.1(a).

      "Affiliate" of any person means any other person directly or indirectly controlled by, or under control of, that person or under common control of the same person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

      "Arrangement" means the arrangement under Section 252 of the BC Act on the terms and subject to the conditions set out in the Plan of Arrangement.

      "Automatic Exchange Rights on Liquidation" means the benefit of the obligation of Abgenix to effect the automatic exchange of Company Special Shares for Abgenix Common Shares pursuant to Section 5.13.

      "BC Act" means the Company Act (British Columbia), as amended.

      "Beneficiaries" means the registered holders from time to time of Company Special Shares, other than Abgenix and Abgenix's Affiliates.

      "Beneficiary Votes" has the meaning ascribed thereto in Section 4.2.

      "Board of Directors" means the Board of Directors of the Company or Abgenix, as the case may be.

      "Business Day" means any day other than a Saturday, a Sunday or any day on which commercial banks located in the Province of British Columbia, the State of California or the State of Delaware are authorized or obligated to close.

      "Canadian Dollar Equivalent" means, in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be determined by the Board of Directors in good faith and in its sole discretion to be appropriate for such purpose.

      "Cash Put Right" has the meaning ascribed thereto in Section 5.16.

      "Company" means ImmGenics Pharmaceuticals Inc.

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                                      -3-


      "Company Fully Diluted Shares" shall be the aggregate number of Company Special Shares outstanding as of the Closing Date, plus the aggregate number of Company Common Shares that would have been purchasable upon exercise of all Company Options that are vested as of the Closing Date (after giving effect to the acceleration of such Company Options contemplated hereby) were such Company Options not replaced in accordance with the terms of the Option Replacement Agreement.

      "Company Special Shares" means the non-voting exchangeable shares in the capital of the Company, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement.

      "Court" means the Supreme Court of British Columbia.

      "Current Market Price" means, in respect of an Abgenix Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and offer prices of Abgenix Common Shares during a period of five (5) consecutive trading days ending on the third trading day before such date on the NASDAQ; provided however, that if in the opinion of the Board of Directors the public distribution or trading activity of Abgenix Common Shares during such period does not create a market which reflects the fair market value of an Abgenix Common Share, then the Current Market Price of an Abgenix Common Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

      "Exchange Ratio" means the Purchase Price per Share, divided by the average of the closing prices of one Abgenix Common Share, as quoted on NASDAQ, for the five (5) trading days ending on the day immediately preceding the SEC Effective Date.

      "Exchange Right" has the meaning ascribed thereto in Section 5.1.

      "Indemnified Parties" has the meaning ascribed thereto in Section 9.1.

      "Insolvency Event" means (i) the institution by the Company of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of the Company to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the Company to contest in good faith any such proceedings commenced in respect of the Company within thirty (30) days of becoming aware thereof, or the consent by the Company to the filing of any such petition or to the appointment of a receiver, or (iii) the making by the Company of a general assignment for the benefit of creditors, or the admission in writing by the Company of its inability to pay its debts generally

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                                      -4-


      as they become due, or (iv) the Company not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(6) of the Share Provisions.

      "Liquidation Call Right" has the meaning ascribed thereto in the Plan of Arrangement.

      "Liquidation Event" has the meaning ascribed thereto in Section 5.13(2).

      "Liquidation Event Effective Date" has the meaning ascribed thereto in
      Section 5.13(3).

      "List" has the meaning ascribed thereto in Section 4.6.

      "NASDAQ" means the Nasdaq National Market or its successors.

      "Officer's Certificate" means, with respect to Abgenix or the Company, as the case may be, a certificate signed by any officer or director of Abgenix or the Company, as the case may be.

      "Person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.

      "Plan of Arrangement" means the plan of arrangement substantially in the form and content of Exhibit A to the Acquisition Agreement and any amendments or variations thereto made in accordance with the Acquisition Agreement or the Plan of Arrangement or made at the direction of the Court.

      "Purchase Price per Share" means Seventy-five million United States dollars (US$75,000,000), plus the aggregate exercise price of all vested Company Options to be replaced on the Closing Date, and then divided by the number of Company Fully-Diluted Shares as of the Closing Date.

      "Redemption Call Right" has the meaning ascribed thereto in the Plan of Arrangement.

      "Retracted Shares" has the meaning ascribed thereto in Section 5.7.

      "Retraction Call Right" has the meaning ascribed thereto in the Share Provisions.

      "SEC Effective Date" means the effective date of the registration statement on Form S-1 (or Form S-3, as the case may be) filed by Abgenix with the United States Securities and Exchange Commission, in order to register under the United

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                                      -5-


      States Securities Act of 1933, the Abgenix Common Shares to be delivered pursuant to the Share Provisions, the Support Agreement and this Agreement.

      "Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Company Special Shares.

      "Stamp Taxes" means all stamp, registration and transfer taxes and duties or their equivalents in all jurisdictions where such taxes and duties are payable as a result of any of the transactions contemplated by this Agreement.

      "Support Agreement" means that certain support agreement made as of even date herewith between the Company, Abgenix Canada and Abgenix substantially in the form and content of Exhibit D to the Acquisition Agreement, as amended in accordance with the terms of the Support Agreement.

      "Trust" means the trust created by this Agreement.

      "Trust Estate" means the Abgenix Special Voting Share, any other securities, the Exchange Right, the Automatic Exchange Rights on Liquidation, the Cash Put Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement.

      "Trustee" means CIBC Mellon Trust Company and, subject to the provisions of Article 10, includes any successor trustee.

      "Voting Rights" means the voting rights attached to the Abgenix Special Voting Share.

1.2 Interpretation Not Affected by Headings, etc.

      The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Number, Gender, etc.

      Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4 Date for any Action

      If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

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                                      -6-


                                    ARTICLE 2
                              PURPOSE OF AGREEMENT

2.1 Establishment of Trust

      The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Abgenix Special Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right, the Automatic Exchange Rights on Liquidation, and the Cash Put Right in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

                                    ARTICLE 3
                          ABGENIX SPECIAL VOTING SHARE

3.1 Issue and Ownership of the Abgenix Special Voting Share

      Immediately following execution of this Agreement, Abgenix shall issue to the Trustee the Abgenix Special Voting Share (and shall deliver the certificate representing such share to the Trustee) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Abgenix hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Abgenix Special Voting Share by Abgenix to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Abgenix Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Abgenix Special Voting Share provided that the Trustee shall:

(1) hold the Abgenix Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(2) except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Abgenix Special Voting Share and the Abgenix Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2 Legended Share Certificates

      The Company will cause each certificate representing Company Special Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Abgenix Special Voting Shares of the Beneficiaries.

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3.3 Safe Keeping of Certificate

      The certificate representing the Abgenix Special Voting Share shall at all times be held in safe keeping by the Trustee or its agent.

                                    ARTICLE 4
                            EXERCISE OF VOTING RIGHTS

4.1 Voting Rights

      The Trustee, as the holder of record of the Abgenix Special Voting Share, shall be entitled to all of the Voting Rights, including the right to consent to or vote in person or by proxy attaching to the Abgenix Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of Abgenix at an Abgenix Meeting or in connection with an Abgenix Consent (in each case, as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Trustee subject to the terms of this Agreement. Subject to Section 7.15:

(1) the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by Abgenix or by applicable law for such Abgenix Meeting or Abgenix Consent who are entitled to instruct the Trustee as to the voting thereof; and

(2) to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2 Number of Votes

      With respect to all meetings of shareholders of Abgenix at which holders of Abgenix Common Shares are entitled to vote (each, an "Abgenix Meeting") and with respect to all written consents sought by Abgenix from its shareholders including holders of Abgenix Common Shares (an "Abgenix Consent"), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Abgenix Common Share into which each Company Special Share is exchangeable owned of record by such Beneficiary on the record date established by Abgenix or by applicable law for such Abgenix Meeting or Abgenix Consent (the "Beneficiary Votes"), in respect of each matter, question, proposal or proposition to be voted on at such Abgenix Meeting or in connection with such Abgenix Consent.

4.3 Mailings to Shareholders

(1) With respect to each Abgenix Meeting and Abgenix Consent, the Trustee will use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Abgenix utilizes in communications to holders of Abgenix Common Shares subject to applicable regulatory requirements and provided that such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence wherever practicable on

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                                      -8-


      the same day as the mailing or notice (or other communication) with respect thereto is commenced by Abgenix to its shareholders:

      (a) a copy of such notice, together with any related materials, including, without limitation, any circular or information statement to be provided to shareholders of Abgenix;

      (b) a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Abgenix Meeting or, pursuant to Section 4.7, to attend such Abgenix Meeting or the delivery of the Abgenix Consent and to exercise personally the Beneficiary Votes ;

      (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

            (i) a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

            (ii) a proxy to a designated agent or other representative of the management of Abgenix to exercise such Beneficiary Votes;

      (d) a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

      (e) a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

      (f) a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of an Abgenix Meeting shall be the close of business on the fourth Business Day prior to such meeting, and of the method for revoking or amending such instructions.

(2) The materials referred to in this Section 4.3 are to be provided to the Trustee by Abgenix, and the materials referred to in Section 4.3(1)(c),
      Section 4.3(1)(e) and Section 4.3(1)(f) shall be subject to reasonable comment by the Trustee in a timely manner. Abgenix shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Abgenix Common Shares. Abgenix agrees not to communicate with holders of Abgenix Common Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.

(3) For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Abgenix Meeting or Abgenix Consent, the number of Company Special Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Abgenix or by applicable law for purposes of determining

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                                      -9-


      shareholders entitled to vote at such Abgenix Meeting or in respect of such Abgenix Consent. Abgenix will notify the Trustee of any decision of the Board of Directors of Abgenix with respect to the calling of any Abgenix Meeting or request for Abgenix Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4 Copies of Shareholder Information

      Abgenix will deliver to the Trustee copies of all proxy materials (including notices of Abgenix Meetings but excluding proxies to vote Abgenix Common Shares), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed by Abgenix from time to time to holders of Abgenix Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Abgenix Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Abgenix, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Abgenix) received by the Trustee from Abgenix contemporaneously with the sending of such materials to holders of Abgenix Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in Vancouver all proxy materials, information statements, reports and other written communications that are:

      (a) received by the Trustee as the registered holder of the Abgenix Special Voting Share and made available by Abgenix generally to the holders of Abgenix Common Shares; or

      (b) specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Abgenix.

4.5 Other Materials

      As soon as reasonably practicable after receipt by Abgenix or shareholders of Abgenix (if such receipt is known by Abgenix) of any material sent or given by or on behalf of a third party to holders of Abgenix Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, Abgenix shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Abgenix, copies of all such material received by the Trustee from Abgenix. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in Vancouver copies of all such material.

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4.6 List of Persons Entitled to Vote

      The Company shall, (a) prior to each annual, general and extraordinary Abgenix Meeting or the seeking of any Abgenix Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Company Special Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with an Abgenix Meeting or Abgenix Consent, at the close of business on the record date established by Abgenix or pursuant to applicable law for determining the holders of Abgenix Common Shares entitled to receive notice of and/or to vote at such Abgenix Meeting or to give any consent in connection with an Abgenix Consent. Each such List shall be delivered to the Trustee promptly after receipt by the Company of such request or the record date for such meeting and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Abgenix agrees to give the Company notice (with a copy to the Trustee) of the calling of any Abgenix Meeting, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting so as to enable the Company to perform its obligations under this Section 4.6.

4.7 Entitlement to Direct Votes

      Subject to Sections 4.8 and 4.10, any Beneficiary named in a List prepared in connection with any Abgenix Meeting or Abgenix Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or
(b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8 Voting by Trustee and Attendance of Trustee Representative at Meeting

(1) In connection with each Abgenix Meeting or Abgenix Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instructions in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(2) The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Abgenix Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant Abgenix Meeting of identification satisfactory to the Trustee's representative, and at the Beneficiary's request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written

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                                      -11-


      revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9 Distribution of Written Materials

      Any written materials distributed by the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Abgenix utilizes in communications to holders of Abgenix Common Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of the Company. Abgenix agrees not to communicate with holders of Abgenix Common Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. The Company shall provide or cause to be provided to the Trustee a current List (and upon request of the Trustee, mailing labels) for purposes of communication, on a timely basis and without charge or other expense.

4.10 Termination of Voting Rights

      All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Company Special Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Abgenix or Abgenix Canada, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon (i) the delivery by such holder to the Trustee of the certificates representing such Company Special Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Company Special Shares for Abgenix Common Shares, as specified in Article 5 (unless Abgenix shall not have delivered the requisite Abgenix Common Shares deliverable in exchange therefor to the Trustee pending delivery to the Beneficiaries), or (ii) the retraction or redemption of Company Special Shares pursuant to Section 6 or 7 of the Share Provisions, or (iii) the effective date of the liquidation, dissolution or winding-up of the Company deliverable pursuant to Section 5 of the Share Provisions, or (iv) the purchase of Company Special Shares from the holder thereof by Abgenix Canada pursuant to the exercise by Abgenix Canada of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

4.11 Disclosure of Interest in Company Special Shares

      The Trustee and/or the Company shall be entitled to require any Beneficiary or any person who the Trustee and/or the Company know or have reasonable cause to believe to hold any interest whatsoever in a Company Special Share to confirm that fact or to give such details as to whom has an interest in such Company Special Share as would be required under the articles of Abgenix or any laws or regulations, or pursuant to the rules or regulations of any regulatory authority, of the United States if the Company Special Shares were Abgenix Common Shares.

      If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the Board of Directors of Abgenix may take any action permitted under the articles of Abgenix or any laws or regulations, or pursuant to the rules or regulations of any regulatory authority, of the United States with respect to the Voting Rights relating to the Company Special Shares held by such Beneficiary.

                                    ARTICLE 5
                         EXCHANGE AND CASH PUT RIGHTS &
                    AUTOMATIC EXCHANGE RIGHTS ON LIQUIDATION

5.1 Grant of Exchange Right, Automatic Exchange Right on Liquidation and Cash Put Right

      Abgenix hereby grants to Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Abgenix to purchase from each and every Beneficiary all of the Company Special Shares held by such Beneficiary, the Automatic Exchange Rights on Liquidation and the Cash Put Right, all in accordance with the provisions of this Agreement. Abgenix hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchangeable Right, the Automatic Exchange Rights on Liquidation and the Cash Put Right by Abgenix to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right, the Automatic Exchange Rights on Liquidation and the Cash Put Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right, the Automatic Exchange Rights on Liquidation and the Cash Put Right, provided that the Trustee shall: (A) hold the Exchange Right, and the Automatic Exchange Rights on Liquidation and the Cash Put Right, and the legal title thereto as trustee solely for the use and the benefit of the Beneficiaries in accordance with the provisions of this Agreement; and (B) except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right, the Automatic Exchange Rights on Liquidation or the Cash Put Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2 Legended Share Certificates

      The Company will cause each certificate representing Company Special Shares to bear an appropriate legend notifying the Beneficiaries of (a) the right to instruct the Trustee with respect to the exercise of the Exchange Right and the Cash Put Right in respect of the Company Special Shares held by a Beneficiary; and (b) the Automatic Exchange Rights on Liquidation.

5.3 General Exercise of Exchange Right

      The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 7.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4 Purchase Price

      The purchase price payable by Abgenix for each Company Special Share to be purchased by Abgenix under the Exchange Right shall be an amount per share equal to (i) the Current Market Price of an Abgenix Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Company Special Share multiplied by the Exchange Ratio, which shall be satisfied in full by Abgenix causing to be delivered to the relevant Beneficiary that number of Abgenix Common Shares calculated in accordance with the Exchange Ratio for each Special Share held by such Beneficiary, plus (ii) to the extent not paid by the Company on the designated payment date therefor, an additional amount equal to and in full satisfaction of the full amount of all declared and unpaid dividends on each such Company Special Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale. In connection with each exercise of the Exchange Right, Abgenix shall provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Company Special Share. The purchase price for each such Company Special Share so purchased may be satisfied only by Abgenix delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, such number of Abgenix Common Shares calculated as provided above and a cheque for the balance, if any, of the purchase price, less any amounts withheld pursuant to Section
5.14. No fraction of a share of Abgenix Common Share will be issued upon exchange of Company Special Shares, but in lieu thereof each Beneficiary who would otherwise be entitled to receive a fraction of a share of Abgenix Common Share (after aggregating all fractional shares of Abgenix Common Shares that otherwise would be received by such Beneficiary) shall, upon such exchange receive from the Company an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction, multiplied by (y) the Current Market Price, multiplied by (z) the Exchange Ratio. Upon payment by Abgenix of such purchase price the relevant Beneficiary shall cease to have any right to be paid by the Company any amount in respect of declared and unpaid dividends on each such Company Special Share.

5.5 Exercise Instructions

      Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Company Special Shares registered in the name of such Beneficiary on the books of the Company. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, as its principal office in Vancouver or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Company Special Shares which such Beneficiary desires Abgenix to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Company Special Shares under the Act and the memorandum and articles of association of the Company and such additional documents and instruments as the Trustee, the Company and Abgenix may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Company Special Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Abgenix to purchase from the Beneficiary the number of Company Special Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Company Special Shares to be acquired by Abgenix free and clear of all liens, claims and encumbrances,
(iii) the names in which the certificates representing Abgenix Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, the Company and Abgenix of payment) of the taxes (if any) payable as contemplated by Section 5.10 of this Agreement. If only a part of the Company Special Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Abgenix under the Exchange Right, a new certificate for the balance of such Company Special Shares shall be issued to the holder at the expense of Abgenix.

5.6 Delivery of Abgenix Common Shares; Effect of Exercise

      Promptly after the receipt of the certificates representing the Company Special Shares which the Beneficiary desires Abgenix to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.10 or evidence thereof), duly endorsed for transfer to Abgenix, the Trustee shall notify Abgenix and the Company of its receipt of the same, which notice to Abgenix and the Company shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Company Special Shares, and Abgenix shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary of such Company Special Shares (or to such other persons, if any, properly designated by such Beneficiary) the number of Abgenix Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to Section 5.14); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, the Company and Abgenix of the payment of) the taxes (if any) payable as contemplated by Section 5.10 of this Agreement. Immediately upon the giving of notice by the Trustee to Abgenix and the Company of the exercise of the Exchange Right as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Company Special Shares shall be deemed to have transferred to Abgenix all of such holder's right, title and interest in and to such Company Special Shares and the related interest in the Trust Estate and shall cease to be a holder of such Company Special Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of shares in Abgenix Common Shares is not allotted, issued and delivered by Abgenix to the Trustee within five (5) Business Days of the date of the giving of such notice by the Trustee or the balance of the purchase price, if any, is not paid by Abgenix on the applicable payment date therefor, in which case the rights of the Beneficiary shall remain unaffected until such shares in Abgenix Common Shares are so allotted, issued and delivered, and the balance of the purchase price, if any, has been paid, by Abgenix. Upon delivery by Abgenix to the Trustee of such Abgenix Common Shares, and the balance of the purchase price, if any, the Trustee shall deliver such shares in Abgenix Common Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Company Special Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Abgenix Common Shares delivered to it pursuant to the Exchange Right.

5.7 Exercise of Exchange Right Subsequent to Retraction

      In the event that a Beneficiary has exercised its right under Section 6 of the Share Provisions to require the Company to redeem any or all of the Company Special Shares held by the Beneficiary (the "Retracted Shares") and is notified by the Company pursuant to Section 6.6 of the Share Provisions that the Company will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Abgenix Canada shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to the Company pursuant to Section 6.1 of the Share Provisions and provided further that the Trustee has received written notice of same from the Company or Abgenix, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that the Company is unable to redeem. In any such event, the Company hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to the Company or to the transfer agent of the Company Special Shares (including without limitation, a copy of the retraction request delivered pursuant to
Section 6.1 of the Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that the Company is not permitted to redeem and will require Abgenix to purchase such shares in accordance with the provisions of this Article 5.

5.8 Failure to Retract

      Upon the occurrence of an event referred to in paragraph (iv) of the definition of Insolvency Event, the Company hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to the Company or to the transfer agent of the Company Special Shares (including without limitation, a copy of the retraction request delivered pursuant to Section 6(1) of the Share Provisions) in connection with such proposed redemption of the Retracted Shares.

5.9 Notice of Insolvency Event

      As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, the Company and Abgenix shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from the Company and Abgenix of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Abgenix (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Abgenix, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10 Stamp Taxes

      Upon any sale of Company Special Shares to Abgenix pursuant to the Exchange Right or the Automatic Exchange Rights on Liquidation, the share certificate or certificates representing Abgenix Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be delivered in the name of the Beneficiary of the Company Special Shares so sold or in such names as such Beneficiary may otherwise direct in writing provided such direction is received by Abgenix prior to the time such shares are issued without charge to the holder of the Company Special Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Abgenix, the Company or the Trustee shall be required to pay) any Stamp Taxes that may be payable in respect of any transfer of such Company Special Shares to Abgenix or in respect of the issuance or delivery of such Abgenix Common Shares to such Beneficiary or any other person including, without limitation, in the event that Abgenix Common Shares are being issued or transferred in the name of a clearing service or depositary or a nominee thereof, and (b) shall have evidenced to the satisfaction of the Trustee, Abgenix and the Company that such Stamp Taxes, if any, have been paid.

5.11 Qualification and Listing of Abgenix Common Shares

Abgenix covenants that if any Abgenix Common Shares to be issued pursuant to the Exchange Right or the Automatic Exchange Rights on Liquidation require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority or stock exchange under any United States or Canadian federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares may be issued and delivered by Abgenix to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" or the equivalent of Abgenix for purposes of Canadian securities law or any United States equivalent), Abgenix will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause such Abgenix Common Shares to be and remain duly registered, qualified or approved in order that they may be freely traded. Abgenix will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Abgenix Common Shares to be issued pursuant to the Exchange Right or the Automatic Exchange Rights on Liquidation to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which issued Abgenix Common Shares have been listed by Abgenix and remain listed and/or quoted or posted for trading at such time. Notwithstanding any provision to the contrary in this Agreement, (i) nothing herein or in the Support Agreement or the Pan of Arrangement shall be construed to impose any obligation on Abgenix with respect to the filing and maintenance of a registration statement with the United States Securities and Exchange Commission in addition to the provisions set forth in Section 2.4(d) of the Acquisition Agreement, (ii) Abgenix shall be entitled to the right to suspend the use of the Registration Statement (as defined therein) pursuant to Section 2.4(d) of he Acquisition Agreement, and

(iii) Section 2.4(d) of the Acquisition Agreement is incorporated herein and made a part hereof notwithstanding any expiration of the Acquisition Agreement.

5.12 Abgenix Common Shares

      Abgenix hereby represents, warrants and covenants that the Abgenix Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.13 Automatic Exchange on Liquidation of Abgenix

(1) Abgenix will give the Trustee written notice of each of the following events at the time set forth below:

      (a) in the event of any determination by the Board of Directors of Abgenix to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Abgenix or to effect any other distribution of assets of Abgenix among its shareholders for the purpose of winding up its affairs, at least sixty (60) days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

      (b) as soon as practicable following the earlier of (A) receipt by Abgenix of notice of, and (B) Abgenix otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Abgenix or to effect any other distribution of assets of Abgenix among its shareholders for the purpose of winding up its affairs, in each case where Abgenix has failed to contest in good faith any such proceeding commenced in respect of Abgenix within thirty (30) days of becoming aware thereof.

(2) As soon as practicable following receipt by the Trustee from Abgenix of notice of any event (a "Liquidation Event") contemplated by Section 5.13(1)(a) or 5.13(1)(b), the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Abgenix and shall include a brief description of the automatic exchange of Company Special Shares for Abgenix Common Shares provided for in Section 5.13(3).

(3) In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Abgenix Common Shares in the distribution of assets of Abgenix in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the "Liquidation Event Effective Date") of a Liquidation Event, all of the then outstanding Company Special Shares shall be automatically exchanged for Abgenix Common Shares. To effect such automatic exchange, Abgenix shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Company Special Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Company Special Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to (i) the Current Market Price of an Abgenix Common Share on the fifth Business Day prior to the Liquidation Event Effective Date multiplied by the Exchange Ratio, which shall be satisfied in full by Abgenix delivering to the Beneficiary that number of Abgenix Common Shares calculated based on the Exchange Ratio for such Company Special Shares held by such Beneficiary, plus (ii) to the extent not paid by the Company on the designated payment date therefor, an additional amount equal to and in full satisfaction of the full amount of all declared and unpaid dividends on each such Company Special Share held by such holder on any dividend record date which occurred prior to the date of the exchange. Abgenix shall provide the Trustee with an Officer's Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Company Special Share.

(4) On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Company Special Shares for Abgenix Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to Abgenix all of the Beneficiary's right, title and interest in and to such Beneficiary's Company Special Shares free and clear of any lien, claim or encumbrance and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from the Company shall be deemed to be satisfied and discharged, and each such Beneficiary shall cease to be a holder of such Company Special Shares and Abgenix shall deliver to the Beneficiary a number of Abgenix Common Shares issuable upon the automatic exchange of Company Special Shares calculated in accordance with the Exchange Ratio for Abgenix Common Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Company Special Shares, without interest, in each case less any amounts withheld pursuant to
      Section 5.14. Concurrently with such Beneficiary ceasing to be a holder of Company Special Shares, the Beneficiary shall become the holder of the Abgenix Common Shares issued pursuant to the automatic exchange of such Beneficiary's Company Special Shares for Abgenix Common Shares and the certificates held by the Beneficiary previously representing the Company Special Shares exchanged by the Beneficiary with Abgenix pursuant to such automatic exchange shall thereafter be deemed to represent Abgenix Common Shares delivered to the Beneficiary by Abgenix pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Company Special Share certificates deemed to represent Abgenix Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as Abgenix may reasonably require, Abgenix shall issue and deliver to the Beneficiary certificates in the name of, or as otherwise directed in writing by, the relevant Beneficiary in respect of the Abgenix Common Shares to which the Beneficiary is the holder.

5.14 Withholding Rights

      Abgenix, the Company and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Company Special Shares or Abgenix Common Shares, and such amounts as Abgenix, the Company or the Trustee is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, as amended or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Abgenix, the Company and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Abgenix, the Company or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Abgenix, the Company or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. Abgenix represents and warrants that, based upon facts currently known to it, it has no current intention, as at the date of this Agreement, to deduct or withhold from any dividend paid to holders of the Company Special Shares any amounts under the United States Internal Revenue Code of 1986, as amended.

5.15 No Fractional Shares

      No fraction of an Abgenix Common Share will be delivered upon any exchange of a Company Special Share under or pursuant to this Agreement. In lieu thereof any Beneficiary who would otherwise be entitled to receive a fraction of an Abgenix Common Share (after aggregating all fractional Abgenix Common Shares that would otherwise be received by such Beneficiary) shall upon such exchange receive from the Company an amount of cash (rounded to the nearest cent) without interest, equal to the product of (x) such fraction and (y) the Current Market Price of an Abgenix Common Share.

5.16 Put Rights

(1) If the SEC Effective Date has not occurred on or prior to the number of days after the Closing Date set forth below and the Trustee has received written confirmation from Abgenix that the SEC Effective Date has not occurred, from and after the following dates, each Beneficiary shall have the right to put up to the following percentages (inclusive of any prior puts by such holder) of such Beneficiary's initial number of Company Special Shares to Abgenix for cash at the Purchase Price per Share for each Company Special Share held by such Beneficiary (the "Cash Put Right"):

                  Number of Calendar Days     Maximum
                  after the Closing Date      Put

                  100                         50%

                  145                         75%

                  190                         100%

(2) A Beneficiary shall be entitled to instruct the Trustee to exercise the Cash Put Right with respect to all or any part of the Company Special Shares registered in the name of such Beneficiary on the books of the Company. To cause the exercise of the Cash Put Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Vancouver or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Company Special Shares which such Beneficiary desires Abgenix to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Company Special Shares under the Act and the memorandum and articles of association of the Company and such additional documents and instruments as the Trustee, the Company and Abgenix may reasonably require together with (a) a duly completed form of notice of exercise of the Cash Put Right, contained on the reverse of or attached to the Company Special Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Cash Put Right so as to require Abgenix to purchase from the Beneficiary the number of Company Special Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Company Special Shares to be acquired by Abgenix free and clear of all liens, claims and encumbrances, and (iii) the names and addresses of the persons to whom the cash consideration for the Company Special Shares being put to Abgenix should be delivered and (b) payment (or evidence satisfactory to the Trustee, the Company and Abgenix of payment) of the taxes (if any) payable as contemplated by Section 5.10 of this Agreement. If only a part of the Company Special Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Abgenix under the Cash Put Right, a new certificate for the balance of such Company Special Shares shall be issued to the holder at the expense of Abgenix.

(3) During the period between the ninety-sixth (96th) day after the Closing Date and March 31, 2002, and upon receipt of the instruction from a Beneficiary as set forth in Section 5.16(2) of this Agreement, Trustee shall give Abgenix a written notice of exercise of the Cash Put Right (the "Put Election Notice"). The Put Election Notice shall include a proposed closing date which shall not be less than five (5) Business Days after the delivery thereof. On or before such closing date, Abgenix shall, upon the execution of such documentation and such procedures reasonably requested by Abgenix to effectuate the transfer of the subject Company Special Shares to Abgenix, deliver to Trustee in immediately available funds the relevant purchase price for the Company Special Shares being put to Abgenix. The Cash Put Right shall terminate and shall be of no force or effect on the earlier of (a) the SEC Effective Date and (b) March 31, 2002 ("Put Termination Date"), and Abgenix shall be released from any and all liabilities and obligations with respect to the Cash Put Right from the Put Termination Date.

      (4) Abgenix may elect, in its sole discretion, to fulfill its obligations under this Section 5.16 itself, or through Abgenix Canada. In the event that Abgenix Canada is the party fulfilling the obligations of Abgenix under this
Section 5.16, the term "Abgenix" as used in this Section 5.16 shall include, as appropriate, Abgenix Canada; provided, however, Abgenix shall be liable to the Trustee and Beneficiaries for any default in performance by Abgenix Canada to the extent Abgenix Canada cannot or does not meet its obligations.

                                    ARTICLE 6
             RESTRICTIONS ON ISSUE OF ABGENIX SPECIAL VOTING SHARES

6.1 Issue of Additional Shares

      During the term of this Agreement, Abgenix will not, without the consent of the holders at the relevant time of Company Special Shares, given in accordance with Section 10(2) of the Share Provisions, issue any additional Abgenix Special Voting Shares.

                                    ARTICLE 7
                             CONCERNING THE TRUSTEE

7.1 Powers and Duties of the Trustee

(1) The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

      (a) receipt and deposit of the Abgenix Special Voting Share from Abgenix as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

      (b) granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

      (c) voting the Beneficiary Votes in accordance with the provisions of this Agreement;

      (d) receiving the grant of the Exchange Right, the Automatic Exchange Rights on Liquidation and Cash Put Right from Abgenix as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

      (e) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights on Liquidation, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Company Special Shares and other requisite documents and distributing to such Beneficiaries Abgenix Common Shares and cheques, if any, to which such Beneficiaries are entitled pursuant to the Exchange Right or the Automatic Exchange Rights on Liquidation, as the case may be;

      (f) exercising the Cash Put Right and distributing to the Beneficiaries the cheques to which such Beneficiaries are entitled pursuant to the Cash Put Right;

      (g)   holding title to the Trust Estate;

      (h) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

      (i) taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Abgenix, Abgenix Canada and the Company under this Agreement; and

      (j) taking such other actions and doing such other things as are specifically provided in this Agreement.

(2) In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

(3) The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(4) The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2 No Conflict of Interest

      The Trustee represents to Abgenix and the Company that at the date of execution and delivery of this Agreement there exists no conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within ninety (90) days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this
Section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 7.2, any interested party may apply to the BC Court for an order that the Trustee be replaced as Trustee hereunder.

7.3 Dealings with Transfer Agents, Registrars, etc.

(1) Abgenix and the Company irrevocably authorize the Trustee, from time to time, to:

      (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Company Special Shares and Abgenix Common Shares; and

      (b) requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Abgenix Common Shares, and any subsequent transfer agent of such shares, the share certificates deliverable upon the exercise from time to time of the Exchange Right and pursuant to the Exchange Rights on Liquidation.

(2) Abgenix and the Company irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Abgenix covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights on Liquidation.

7.4 Books and Records

      The Trustee shall keep available for inspection by Abgenix and the Company at the Trustee's principal office in Vancouver correct and complete books and records of account relating to the Trust created by this Agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right, the Automatic Exchange Rights on Liquidation and the Cash Put Right. On or before January 15, 2001 and on or before January 15 in every year thereafter, so long as the Abgenix Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to Abgenix and the Company a brief report, dated as of the preceding December 31 with respect to:

      (a)   the property and funds comprising the Trust Estate as of that date;

      (b) the number of exercises of the Exchange Right and the Cash Put Right, if any, and the aggregate number of Company Special Shares received by the Trustee on behalf of Beneficiaries in consideration of the delivery by Abgenix of Abgenix Common Shares in connection with the Exchange Right or cash in connection with the Cash Put Right, during the calendar year ended on such December 31st; and

      (c) any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

7.5 Income Tax Returns and Reports

      The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Company Special Shares are traded. In connection therewith, the

Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to Abgenix or the Company). If requested by the Trustee, Abgenix or the Company shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

7.6 Indemnification Prior to Certain Actions by Trustee

(1) The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Abgenix Special Voting Share pursuant to Article 4, subject to Section 7.15, and with respect to the Exchange Right, the automatic Exchange Rights on Liquidation and the Cash Put Right pursuant to Article 5.

(2) None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

7.7 Action of Beneficiaries

      No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Right, the Automatic Exchange Rights on Liquidation or the Cash Put Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

7.8 Reliance Upon Declarations

      The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 7.9, if applicable, and with any other applicable provisions of this Agreement.

7.9 Evidence and Authority to Trustee

(1) Abgenix and/or the Company shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Abgenix and/or the Company or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right, the Automatic Exchange Rights on Liquidation or the Cash Put Right and the taking of any other action to be taken by the Trustee at the request of or on the application of Abgenix and/or the Company promptly if and when:

      (a) such evidence is required by any other Section of this Agreement to be furnished to the Trustee in accordance with the terms of this
            Section 7.9; or

      (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Abgenix and/or the Company written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(2) Such evidence shall consist of an Officer's Certificate of Abgenix and/or the Company or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

(3) Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right, the Exchange Rights on Liquidation or the Cash Put Right or the taking of any other action to be taken by the Trustee at the request or on the application of Abgenix and/or the Company, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Abgenix and/or the Company it shall be in the form of an Officer's Certificate or a statutory declaration.

(4) Each statutory declaration, Officer's Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

      (a) declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

      (b) describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

      (c) declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

7.10 Experts, Advisers and Agents

      The Trustee may:

      (a) in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Abgenix and/or the Company or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

      (b) retain or employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

      (c) pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

7.11 Investment of Moneys Held by Trustee

      Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in short term interest bearing or discount debt obligations issued or guaranteed by the Government of Canada or a Province or a Canadian chartered bank (which may include an affiliate or related party of the Trustee, including without limitation Mellon Bank Canada and CIBC) provided that each such obligation is rated at least R1 (middle) by DBRS Inc. or an equivalent rating by Canadian Bond Rating Service.

7.12 Trustee Not Required to Give Security

      The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

7.13 Trustee Not Bound to Act on Request

      Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Abgenix and/or the Company or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14 Authority to Carry on Business

      The Trustee represents to Abgenix and the Company that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the provinces of Canada but if, notwithstanding the provisions of this Section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right, the Automatic Exchange Rights on Liquidation and the Cash Put Right shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within ninety
(90) days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 10.

7.15 Conflicting Claims

(1) If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Company Special Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Company Special Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right, Automatic Exchange Rights on Liquidation or the Cash Put Right subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

      (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right, Automatic Exchange Rights on Liquidation or the Cash Put Right subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

      (b) all differences with respect to the Voting Rights, Exchange Right, Automatic Exchange Rights on Liquidation or the Cash Put Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(2) If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

7.16 Acceptance of Trust

      The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

                                    ARTICLE 8
                                  COMPENSATION

8.1 Fees and Expenses of the Trustee

      Abgenix and the Company jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income or capital of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Abgenix and the Company shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any claim, action, proceeding, suit or litigation in which the Trustee is determined to have acted in bad faith or with fraud, negligence, recklessness or wilful misconduct.

                                   ARTICLE 9
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 Indemnification of the Trustee

(1) Abgenix and the Company jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Abgenix or the Company pursuant hereto.

(2) In no case shall Abgenix or the Company be liable under this indemnity for any claim against any of the Indemnified Parties unless Abgenix and the Company shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Abgenix and the Company shall be entitled to participate at their own expense in the defence and, if Abgenix and the Company so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Abgenix or the Company (such authorization not to be unreasonably withheld); or (ii) the named parties to any such suit include both the Trustee and Abgenix or the Company and the Trustee shall have been advised by counsel acceptable to Abgenix or the Company that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Abgenix or the Company and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Abgenix and the Company shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

9.2 Limitation of Liability

      The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

                                   ARTICLE 10
                                CHANGE OF TRUSTEE

10.1 Resignation

      The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Abgenix and the Company specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless Abgenix and the Company otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Abgenix and the Company shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Abgenix and the Company shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

10.2 Removal

      The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than thirty (30) days' prior notice by written instrument executed by Abgenix and the Company, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

10.3 Successor Trustee

      Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Abgenix and the Company and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Abgenix and the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Abgenix, the Company and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4 Notice of Successor Trustee

      Upon acceptance of appointment by a successor trustee as provided herein, Abgenix and the Company shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Abgenix or the Company shall fail to cause such notice to be mailed within ten (10) days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Abgenix and the Company.

                                   ARTICLE 11
                               ABGENIX SUCCESSORS

11.1 Certain Requirements in Respect of Combination, etc.

      As long as any outstanding Company Special Shares are owned by any person other than Abgenix or any of its Affiliates, Abgenix shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

      (a) such other person or continuing corporation (the "Abgenix Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Abgenix Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Abgenix Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Abgenix under this Agreement; and

      (b) such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

11.2 Vesting of Powers in Successor

      Whenever the conditions of Section 11.1 have been duly observed and performed, the Trustee, Abgenix Successor and the Company shall, if required by
Section 11.1, execute and deliver the supplemental trust agreement provided for in Article 12 and thereupon Abgenix Successor shall possess and from time to time may exercise each and every right and power of Abgenix under this Agreement in the name of Abgenix or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Abgenix or any officers of Abgenix may be done and performed with like force and effect by the directors or officers of such Abgenix Successor.

11.3 Wholly-Owned Subsidiaries

      Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Abgenix with or into Abgenix or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Abgenix, provided that all of the assets of such subsidiary are transferred to Abgenix or another wholly-owned direct or indirect subsidiary of Abgenix and any such transactions are expressly permitted by this Article 11.

                                   ARTICLE 12
                  AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

12.1 Amendments, Modifications, etc.

      This Agreement may not be amended or modified except (a) as otherwise provided for in this Agreement, or (b) by an agreement in writing executed by Abgenix, the Company and the Trustee and approved by the Beneficiaries in accordance with Section 10(2) of the Share Provisions.

12.2 Ministerial Amendments

      Notwithstanding the provisions of Section 12.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

      (a) adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of the

            Company and Abgenix shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

      (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Abgenix and the Company and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

      (c) making such changes or corrections which, on the advice of counsel to Abgenix, the Company and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Abgenix and the Company shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

12.3 Meeting to Consider Amendments

      The Company, at the request of Abgenix, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the memorandum and articles of association of the Company , the Share Provisions and all applicable laws.

12.4 Changes in Capital of Abgenix and the Company

      At all times after the occurrence of any event contemplated pursuant to
Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Abgenix Common Shares or the Company Special Shares or both are in any way changed, this Agreement shall, notwithstanding the provisions of Section 12.1, forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Abgenix Common Shares or the Company Special Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

12.5 Execution of Supplemental Trust Agreements

      No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted in this Agreement shall be effective unless made in writing and signed by all of the parties hereto. From time to time the Company (when authorized by a resolution of its Board of Directors), Abgenix (when authorized by a resolution of its Board of Directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

      (a) evidencing the succession of Abgenix Successors and the covenants of and obligations assumed by each such Abgenix Successor in accordance with the provisions of Article 11 and the successors of the Trustee or any successor trustee in accordance with the provisions of
            Article 10;

      (b) making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights on Liquidation which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Abgenix, the Company, the Trustee or this Agreement; and

      (c) for any other purposes not inconsistent with the provisions of this Agreement, including without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

                                   ARTICLE 13
                                   TERMINATION

13.1 Term

      The Trust created by this Agreement shall continue until the earliest to occur of the following events:

      (a)   no outstanding Company Special Shares are held by a Beneficiary;

      (b) each of Abgenix and the Company elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10(2) of the Share Provisions; and

      (c) 21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

13.2 Survival of Agreement

      This Agreement shall survive any termination of the Trust and shall continue until there are no Company Special Shares outstanding held by a Beneficiary; provided, however, that the termination of this Agreement shall not relieve any party from any obligation prior to the date of termination of this Agreement.

                                   ARTICLE 14
                                     GENERAL

14.1 Severability

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

14.2 Enurement

      This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

14.3 Notices to Parties

(1) All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

      (a) To Abgenix or Company at:

            c/o Abgenix, Inc.
            7601 Dumbarton Circle
            Fremont, CA 94555

            Attention: Mr. Kurt Leutzinger
            cc: Daniel Hunt, Esq.
            Telephone: (510)608-6500
            Facsimile: (510)608-6511

      with a copy (which shall not constitute notice) to:

            Stikeman Elliott
            Suite 1700
            Park Place, 666 Burrard Street
            Vancouver, Canada
            V6C 2X8

            Attention: Jonathan S. Drance, Esq.
            Telephone No.: (604) 631-1361
            Telecopier No.: (604) 681-1825

      and a copy (which shall not constitute notice) to:

            O'Melveny & Myers LLP
            Embarcadero Center West
            275 Battery Street
            San Francisco, CA 94111-3305

            Attention: Peter T. Healy, Esq.
            Telephone No.: (415)984-8833
            Telecopier No.:(415)984-8701

      (b) To the Trustee at:

            1600-1066 West Hastings Street
            Vancouver, British Columbia
            Canada V6E 3X1

            Attention: Tricia Murphy
            Telephone:(604) 891-3025
            Facsimile: (604) 688-4301

(2) Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

14.4 Notice to Beneficiaries

      Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Company Special Shares in any manner permitted by the memorandum and articles of association of the Company from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such memorandum and articles of association of the Company, the provisions of which shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

14.5 Counterparts

      This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.6 Jurisdiction

      This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

14.7 Attornment

      Each of the Trustee, Abgenix and the Company agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of British Columbia, and Abgenix hereby appoints the Company at its registered office in the Province of British Columbia as attorney for service of process.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    ABGENIX, INC.

                                    By:
                                        --------------------------------

                                    Name:
                                          ------------------------------

                                    Title:
                                           -----------------------------


                                    IMMGENICS PHARMACEUTICALS INC.

                                    By:
                                        --------------------------------

                                    Name:
                                          ------------------------------

                                    Title:
                                           -----------------------------


                                    CIBC MELLON TRUST COMPANY

                                    By:
                                        --------------------------------

                                    Name:
                                          ------------------------------

                                    Title:
                                           -----------------------------